Exhibit 16.

KPMG LLP
Suite 700
20 Pacifica
Irvine, CA
92618-3391

April 7, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for A-Mark Precious Metals, Inc. (A-Mark) and, under the date of September 27, 2013, we reported on the consolidated financial statements of A-Mark as of and for the year ended June 30, 2013. On February 20, 2014, we were dismissed. We have read A-Mark’s statements included under Item 4.01 of its Form 8-K dated February 20, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with A-Mark’s statement that BDO USA, LLP was engaged as principal accountants for A-Mark, the decision to change accountants was approved by the board of directors of A-Mark, and BDO USA, LLP was not consulted as to the application of accounting principles, the type of audit opinion that might be rendered, or any matter that was the subject of a disagreement or a reportable event.

Very truly yours,
/s/ KPMG LLP